Exhibit 99.1
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               DIRECTORS AND EXECUTIVE OFFICERS OF WESBANCO, INC.

     The business address of each of the following directors and/or executive officers of WesBanco, Inc., a West Virginia corporation ("WesBanco"), is c/o WesBanco, Inc., 1 Bank Plaza, Wheeling, West Virginia 26003.

o Paul M. Limbert. Mr. Limbert is President, Chief Executive Officer and a director of WesBanco.

o Dennis G. Powell. Mr. Powell is Executive Vice President and Chief Operating Officer of WesBanco.

o Robert H. Young. Mr. Young is Executive Vice President and Chief Financial Officer of WesBanco.

o Jerome B. Schmitt. Mr. Schmitt is Executive Vice President--Trust & Investments of WesBanco.

o Kristine N. Molnar. Mrs. Molnar is Executive Vice President--Lending of WesBanco.

o John W. Moore, Jr. Mr. Moore is Executive Vice President--Human Resources of WesBanco.

o    Larry G. Johnson. Mr. Johnson is Corporate Secretary of WesBanco.

o Peter W. Jaworski. Mr. Jaworski is Executive Vice President--Chief Credit Officer of WesBanco.

o    Brent   E.   Richmond.   Mr.   Richmond   is   currently   Executive   Vice
     President--Treasury of WesBanco.

o James E. Altmeyer. Mr. Altmeyer is a director of WesBanco and President of Altmeyer Funeral Homes, Inc.

o Christopher V. Criss. Mr. Criss is a director of WesBanco and President & Chief Executive Officer, Atlas Towing Co. in Parkersburg, West Virginia.

o Robert M. D'Alessandri, MD. Dr. D'Alessandri is a director of WesBanco and President and Founding Dean of the Medical Education Development Consortium in Scranton, Pennsylvania

o Vaughn L. Kiger. Mr. Kiger is a director of WesBanco and President of Old Colony Company, Realtors in Morgantown, West Virginia.

o Robert E. Kirkbride. Mr. Kirkbride is a director of WesBanco and President of Ohio Valley Land Co. in Vienna, West Virginia.

o Henry L. Schulhoff. Mr. Schulhoff is a director of WesBanco and President of Schulhoff and Company, Inc.

o James C. Gardill. Mr. Gardill is a director of WesBanco and Member of the law firm of Phillips, Gardill Kaiser & Altmeyer, PLLC.

o John W. Fisher, II. Mr. Fisher is a director of WesBanco and Dean and Professor of Law of the West Virginia University College of Law.

o F. Eric Nelson, Jr. Mr. Nelson is a director of WesBanco and President of Nelson Enterprises.

o R. Peterson Chalfant. Mr. Chalfant is a director of WesBanco and a lawyer in Steubenville, OH. o Abigail M. Feinknopf. Ms. Feinknopf is a director of WesBanco and a marketing representative with Feinknopf Photography of Columbus, OH.

o Joan C. Stamp. Ms. Stamp is a director of WesBanco and Director of the West Virginia University Foundation in Wheeling, West Virginia.

o Jay T. McCamic. Mr. McCamic is a director of WesBanco and President of the law firm of McCamic, Sacco, Pizzuti & McCoid, PLLC in Wheeling, West Virginia.

o Ray A. Byrd. Mr. Byrd is a director of WesBanco and Member of the law firm of Schrader, Byrd & Companion, PLLC in Wheeling, West Virginia.

o James D. Entress. Dr. Entress is a director of WesBanco and a retired Oral & Maxillo-Facial Surgeon in Singer Island, FL

o Ernest S. Fragale. Mr. Fragale is a director of WesBanco and Vice President of Daisy Development Co.

o Edward M. George. Mr. George is the Chairman of WesBanco and the former President & CEO, Wesbanco.

o Reed J. Tanner. Mr. Tanner is a director of WesBanco and a Certified Public Accountant with the firm of Dixon Hughes, PLLC in Morgantown, West Virginia.